EXHIBIT10.100

SECOND AMENDMENT
TO LOAN AND SECURITY AGREEMENT

     This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 3rd day of March, 2009, by and between SILICON VALLEY BANK (“Bank”) and GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation (“Global Med”), and PEOPLEMED.COM, INC., a Colorado corporation (“PeopleMed” and, together with Global Med, the “Borrower”).

RECITALS

     A.    Bank and Borrower have entered into that certain Loan and Security Agreement with an Effective Date of June 17, 2008 as modified by that certain Consent to Loan and Security Agreement dated as of July 17, 2008 and that certain First Amendment to Loan and Security Agreement dated as of October 3, 2008 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

     B.    Borrower is currently in default of the Loan Agreement for failing (1) to comply with the covenants set forth in Sections 6.7(a) and 6.7(b) of the Loan Agreement (the “Existing Defaults”).

     C.    Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Existing Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrower related to the specific Existing Defaults on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment

     D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, and subject to the conditions set forth below and in reliance upon the representations and warranties set forth below.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1.    Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

     2.    Waiver of Covenant Default.

        Bank hereby waives Borrower's existing default under the Loan Agreement by virtue of Borrower's failure to comply with the Section 6.7(a) (Free Cash Flow) of the Loan Agreement for the six month period ending December 31, 2008 and Borrower’s failure to comply with Section 6.7(b) (Liquidity Ratio) of the Loan Agreement for the period beginning December 1, 2008 through December 31, 2008. Bank's waiver of Borrower's compliance of these covenants shall apply only to the foregoing period. Accordingly, hereinafter, Borrower shall be in compliance with these covenants, as hereby amended.

       Bank's agreement to waive the above-described default (1) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with the above-described covenants as of all other dates and (2) shall not limit or impair the Bank's right to demand strict performance of such covenants as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

3.	Amendments to Loan Agreement.

3.1 Section 2.1.5(b) is amended in its entirety and replaced with the following:

              (b)   Repayment. Borrower shall pay monthly payments of accrued interest beginning on the date of each Term Loan Advance through December 31, 2008. Provided that no Amortization Trigger has occurred, the Term Loan Advances outstanding on December 31, 2008 shall be payable in sixty (60) consecutive monthly installments of principal equal to $83,333.33 plus accrued interest, beginning on January 1, 2009 and ending on the Term Loan Maturity Date, at which time all outstanding principal and all accrued unpaid interest and other amounts owing in connection with the Term Loan Advances shall be immediately due and payable. Upon the occurrence of an Amortization Trigger, the Term Loan Advances shall be repaid in monthly installments of principal equal to $133,333.33 plus accrued interest, beginning on the date the Amortization Trigger has occurred and ending on the Term Loan Maturity Date, at which time all outstanding principal and all accrued unpaid interest and other amounts owing in connection with the Term Loan Advances shall be immediately due and payable. An Amortization Trigger shall have been deemed to occur upon Borrowers’ failure to maintain a minimum cumulative Free Cash Flow in the amount set forth in the definition of “Amortization Period” in Section 13.1 of this Agreement for the corresponding cumulative period.

               3.2   Sections 2.3(a)(i) and 2.3(a)(ii) are each hereby amended in their entirety and replaced with the following:

              (i)   Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of one percentage point (1.0%) above the Prime Rate, or 6.00%, which interest shall be payable monthly in accordance with Section 2.3(f) .

               (ii)   Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to 7.50%, which interest shall be payable monthly in accordance with Section 2.3(f) .

               3.3   Section 6.7(a) is amended in its entirety and replaced with the following:

                   (a)   Free Cash Flow. A minimum cumulative Free Cash Flow in the amount set forth below for the corresponding cumulative period, as follows:

	Cumulative Period	Amount
·	Three (3) months ending March 31, 2009	$400,000
·	Six (6) months ending June 30, 2009	$600,000
·	Nine (9) months ending September 30, 2009	$1,000,000
·	Twelve (12) months ending December 31, 2009	$2,000,000

·	The requisite minimum cumulative Free Cash Flow Each for each fiscal quarter thereafter shall be determined by Bank based on Borrower’s 2010 forecast which Borrower shall deliver to Bank prior to November 30, 2009.

                 3.4   Section 6.7(b) is amended in its entirety and replaced with the following:

            (b)   Liquidity Ratio. A ratio of unrestricted cash, Cash Equivalents and marketable securities plus net billed Accounts to total consolidated Funded Debt of not less than the following, tested monthly:

Period	Ratio
January 31, 2009 through and including December 31, 2009	1.10:1.00
Each month thereafter	1.25:1.00

                 3.5   Further Amendment to Section 6.7: The last paragraph of Section 6.7 which previously read “During the intra-quarter months only, a violation of the applicable minimum Liquidity Ratio in a particular intra-quarter month will not constitute an Event of Default if as of that month end, Borrower maintains greater than Two Million Five Hundred Thousand Dollars ($2,500,000) of unrestricted cash with Bank and Bank’s Affiliate” is hereby deleted in its entirety.

                 3.6   Section 13.1 (Definitions). The following term and its respective definition is hereby added to Section 13.1 to read as follows:

                       “Amortization Trigger” means Borrower’s failure to maintain a minimum cumulative Free Cash Flow in the amount set forth below for the corresponding cumulative period, as follows:

	Cumulative Period	Amount
·	Three (3) months ending March 31, 2009	$600,000
·	Six (6) months ending June 30, 2009	$1,000,000
·	Nine (9) months ending September 30, 2009	$1,800,000
·	Twelve (12) months ending December 31, 2009	$2,400,000

·	Each fiscal quarter thereafter will replicate the quarterly requirement for the 2009 fiscal year.

                 3.7 Section 13.1 (Definitions). The following term and its respective definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

     “Term Maturity Date” is the earliest of (a) December 1, 2013 if the Amortization Trigger has not occurred, or (b) if the Amortization Trigger has occurred, such earlier date that Borrowers shall have repaid the Term Loan Advances in accordance with the repayment terms set forth in Section 2.1.5(b), or (c) the occurrence of an Event of Default.

      4.   Limitation of Amendments.

                 4.1 The amendments set forth in Section 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

                 4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

      5.   Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

                 5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default other than the Existing Defaults has occurred and is continuing;

                 5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

                 5.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

                 5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary action on the part of Borrowers;

                 5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

                 5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

                 5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

       6.  Prior Agreement. Except as expressly provided for in this Amendment, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

       7.   Release by Borrowers.

                 7.1 FOR GOOD AND VALUABLE CONSIDERATION, each Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

                 7.2 In furtherance of this release, each Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” (Emphasis added.)

                 7.3  By entering into this release, each Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrowers hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if a Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrowers shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Each Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

                 7.4  This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

                 7.5  Each Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

                                  (a)   Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

                                  (b)   Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

                                  (c)   The terms of this Amendment are contractual and not a mere recital.

                                  (d)   This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

     Each Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrowers shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

     8.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     9.    Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Bank’s receipt of an amount equal to all Bank Expenses incurred through the date of this Amendment.

     10. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWERS:

GLOBAL MED TECHNOLOGIES, INC.

By  /s/  Karen B. Davis
Name:  Karen B. Davis
Title:  CFO

PEOPLEMED.COM, INC.

By  /s/  Karen B. Davis
Name:  Karen B. Davis
Title:  CFO

BANK:

SILICON VALLEY BANK

By  /s/  Ryan Lee
Name:  Ryan Lee
Title: Relationship Manager
Effective Date: 3/19/2009